Exhibit 23.1

W.T. Uniack & Co. CPA’s, P.C.
Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Feel Golf Company, Inc. on Form 10K and our report dated April 8, 2011 with respect to our audits of the financial statements of Feel Golf Company, Inc. as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s, P.C.

Alpharetta, Georgia
April 8, 2011